UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2008
DARWIN PROFESSIONAL UNDERWRITERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32883 (Commission File Number)	03-0510450 (IRS Employer Identification No.)
9 Farm Springs Road, Farmington, Connecticut 06032
(Address of principal executive offices)
(860) 284-1300
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Darwin Professional Underwriters, Inc. (the “Company”) has entered into an Agreement and Plan of Merger, dated as of June 27, 2008 (the “Merger Agreement”), with Allied World Assurance Company Holdings, Ltd, a Bermuda company (“Parent”), and Allied World Merger Company, a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, MergerCo will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).
At the effective time of the Merger, (i) each outstanding share of common stock of the Company (other than shares owned by the Company, its subsidiaries, Parent, MergerCo or any of their wholly owned subsidiaries or any stockholders who properly exercise appraisal rights under Delaware law) will be cancelled and automatically converted into the right to receive $32.00 in cash, without interest (the “Merger Consideration”) and (ii) each outstanding option to purchase shares of common stock of the Company will be cancelled in exchange for the right to receive an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such option by (y) the number of shares of common stock of the Company subject to such option (the “Option Consideration”). In addition, each outstanding restricted share of the Company will fully vest and be converted into the right to receive the Merger Consideration. Under the Merger Agreement, if the aggregate consideration to be paid by Parent pursuant to the Merger is increased by more than $1,000,000 as a result of the Company’s breach of its representations and warranties contained in Sections 4.03(a) and 4.03(b) of the Merger Agreement (the amount of such increase above $1,000,000 being referred to as the “Excess Amount”), then the Merger Consideration and the Option Consideration will be ratably and equitably reduced so that the aggregate consideration to be paid by Parent at the closing of the Merger is reduced by an amount equal to the Excess Amount.
The Board of Directors of the Company (the “Board”) approved the Merger Agreement on the unanimous recommendation of a special committee comprised entirely of independent directors.
The Company has made customary representations, warranties and covenants in the Merger Agreement. The Company may not solicit competing proposals, provide information or engage in discussions with third parties, subject to exceptions that permit the Board to take certain actions required by their fiduciary duties.
The consummation of the Merger is subject to a number of customary closing conditions, including, but not limited to, (i) approval of the Merger Agreement by the Company’s stockholders, (ii) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period and (iii) receipt of specified governmental and regulatory consents and approvals.
The Merger Agreement contains certain termination rights for both the Company and Parent, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Parent a termination fee of $16,500,000.
Alleghany Insurance Holdings LLC, a wholly owned subsidiary of Alleghany Corporation which owns approximately 55% of the Company’s outstanding common stock, has agreed to, among other things, vote such number of shares equal to 40% of the Company’s outstanding voting stock in favor of the Merger, pursuant to the terms of a voting agreement entered into with Parent.

The foregoing description of the Merger and Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
     The Merger Agreement contains representations and warranties of the Company, Parent and MergerCo made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement among the Company, Parent and MergerCo and may be subject to important qualifications and limitations agreed to by the Company, Parent and MergerCo in connection with the negotiating of the terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among the Company, Parent and MergerCo rather than establishing matters as facts.
Cautionary Note Regarding Forward-Looking Statements
Certain matters discussed in this Form 8-K and the exhibits filed herewith are forward-looking statements. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against us and others following the announcement of the Merger Agreement; the inability to complete the Merger due to the failure to obtain the Company’s stockholder approval or the failure to satisfy other conditions to the Merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; the accuracy of assumptions underlying the Company’s outlook; and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for 2008 and Form 10-Q for first quarter 2008. These forward-looking statements represent the Company’s judgment as of the date of this document. The Company disclaims any intent or obligation to update these forward-looking statements.
Additional Information
This filing is being made in respect of the proposed Merger involving Parent and the Company. In connection with the Merger, the Company will file a proxy statement with the SEC. Investors are urged to read the proxy statement when it becomes available because it will contain important information. The Company’s stockholders and other interested parties will be able to obtain the proxy statement, as well as other filings containing information about the Company (when they become available), free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by visiting the Company’s website at http://www.darwinpro.com.
Participants in the Solicitation
The directors and executive officers of the Company may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2008 Annual Meeting filed with the SEC on April 7, 2008. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the Merger when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 27, 2008, the Company entered into employment agreements with each of Messrs. John L. Sennott, Jr., David Newman and Mark I. Rosen to be effective upon the closing of the Merger.
Mr. Sennott shall be employed and serve as the Chief Operating Officer of the Company. Pursuant to the agreement, Mr. Sennott is entitled to receive an annual base salary of not less than $273,181 and is eligible for an annual incentive bonus award determined by the Company in respect of each fiscal year. In addition, Mr. Sennott will be eligible to participate in the equity incentive plans maintained by Parent. Upon the occurrence of a Change in Control as defined in the agreement, all such equity-based awards will fully vest immediately prior to such Change in Control.
Mr. Newman shall be employed and serve as Senior Vice President and Chief Underwriting Officer of the Company. Pursuant to the agreement, Mr. Newman is entitled to receive an annual base salary of not less than $273,181 and is eligible for an annual incentive bonus award determined by the Company in respect of each fiscal year. In addition, Mr. Newman will be eligible to participate in the equity incentive plans maintained by Parent. Upon the occurrence of a Change in Control as defined in the agreement, all such equity-based awards will fully vest immediately prior to such Change in Control.
Mr. Rosen shall be employed and serve as Executive Vice President, General Counsel and Chief Claims Officer of the Company. Pursuant to the agreement, Mr. Rosen is entitled to receive an annual base salary of not less than $346,094 and is eligible for an annual incentive bonus award determined by the Company in respect of each fiscal year. In addition, Mr. Rosen will be eligible to participate in the equity incentive plans maintained by Parent. With respect to any “parachute payments” paid in connection with the Merger, the excise tax gross-up provision of Mr. Rosen’s prior employment agreement will remain in full force.
Pursuant to the employment agreements of Messrs. Sennott, Newman and Rosen, each executive’s term of employment commences on the effective time of the Merger and terminates upon the earliest to occur of (i) the applicable executive’s death, (ii) a termination by reason of a Disability as defined in the agreements, (iii) a termination by the Company with or without Cause as defined in the agreements and (iv) a termination by the applicable executive with or without Good Reason as defined in the agreements.
The employment agreements for each of Messrs. Sennott, Newman and Rosen provide for certain termination payments and benefits in the event that their employment is terminated without Cause or if they terminate their employment for Good Reason as defined in the agreements. If any of such executive’s employment is terminated under such circumstances, the agreements provide for a payment to the applicable executive of his then current base salary and annual bonus prorated in equal payments for the twelve (12) months following the termination, continued participation in health and other insurance plans for twelve (12) months following termination and vesting of equity awards that would have vested in the twelve (12) months following termination.
The employment agreements for Messrs. Sennott, Newman and Rosen also include confidentiality, non-competition, non-interference and indemnification provisions.
Pursuant to the terms of a June 27, 2008 amendment to his amended and restated employment agreement between the Company and Mr. Stephen J. Sills, effective as of the date thereof, Mr. Sills’ employment will be terminated effective immediately upon the closing of the Merger, and Mr. Sills will be entitled to (i) a payment of $259,577 in satisfaction of the annual bonus component of the severance obligation under the amended and restated employment agreement on March 15, 2009, subject to certain conditions, and (ii) an additional lump-sum payment, payable on the date of the closing of the Merger, equal to $973,413.
The employment agreement for Mr. Sills also includes non-disclosure, non-competition and non-interference provisions.

Item 8.01.	Other Events.
On June 30, 2008, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 27, 2008, by and among

Exhibit No.	Description
Darwin Professional Underwriters, Inc., Allied World Assurance Company Holdings, Ltd and Allied World Merger Company.

99.1	Press release, dated as of June 30, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Darwin Professional Underwriters, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 30, 2008

DARWIN PROFESSIONAL UNDERWRITERS, INC.
By:	Timothy J. Curry
	Name:	Timothy J. Curry
	Title:	VP & Asst. General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 27, 2008, by and among Darwin Professional Underwriters, Inc., Allied World Assurance Company Holdings, Ltd and Allied World Merger Company.

99.1	Press release, dated June 30, 2008.